Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Tuesday, June 16, 2015	205.326.8421

ENERGEN ADDS FIRST OIL HEDGES FOR 2016

2015 Hedge Position Increased by 2.9 MM barrels of oil

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) said today that it has begun hedging its 2016 oil production and has added to its 2015 oil hedge position. Over the past week, Energen has entered into swap contracts for approximately 1.1 million barrels of 2016 oil production at an average NYMEX price of $63.80 per barrel. The company also has hedged an additional 2.9 million barrels of 2015 oil production in July through December 2015 at an average NYMEX price of $62.46 per barrel.

Adjusted for the new 2015 swaps, Energen’s oil hedge position for the period April through December 2015 (as disclosed on May 6, 2015) now covers approximately 82 percent of the company’s estimated 2015 production midpoint for the last nine months of the year of 11.1 million barrels (based on production guidance issued on May 6, 2015) at an average NYMEX price of $80.76 per barrel.

Average realized oil prices for Energen’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect estimated oil transportation charges.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company had 373 million barrels of oil-equivalent proved reserves at year-end 2014; these all-domestic proved reserves were located largely in the Permian and San Juan basins.

FORWARD LOOKING STATEMENT: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward-looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.